Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141077, 333-149127 and 333-149130 on Form S-8 and Registration Statement No. 333-159344 on Form S-3 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of PAETEC Holding Corp. and subsidiaries dated March 12, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of McLeodUSA Incorporated on February 8, 2008 and the merger with US LEC Corp. on February 28, 2007) and the effectiveness of the PAETEC Holding Corp. and subsidiaries internal over financial reporting, appearing in this Annual Report on Form 10-K of PAETEC Holding Corp. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Rochester, New York
March 12, 2010